Exhibit 99.1

MEDIA CONTACT	Joseph E. McNeely
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE	February 22, 2016

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2015 Results

Highlights

•	Fourth quarter net income of $11.7 million, or $0.94 per diluted share

•	Fourth quarter revenue of $203.3 million on deliveries of 2,464 units

•	Reached final settlement related to retiree benefits litigation

•	Year-end backlog totaling 9,840 railcars valued at $926 million

•	Full year 2015 net income of $31.8 million, or $2.58 per diluted share (including the third quarter pre-tax gain on sale of the railcar repair and maintenance services business of $4.6 million, or $0.26 per diluted share, after-tax)

Chicago, IL, February 22, 2016 — FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter ended December 31, 2015, with net income of $11.7 million, or $0.94 per diluted share, compared to net income of $4.8 million, or $0.39 per diluted share, in the same period last year.

President and Chief Executive Officer, Joe McNeely, commented, “In our fourth quarter we achieved significantly higher margins which led to strong profitability and contributed to our best full year of earnings since 2006, even when excluding the gain on the sale of our repair and maintenance services business. The year also included several other notable accomplishments. We continued to diversify our railcar product portfolio through the introduction of new car types, finished the buildout of our Shoals production capabilities and refocused the Company on its manufacturing, parts and leasing businesses through the sale of the railcar repair and maintenance services business. Lastly, we reached a settlement with the United Steelworkers union and other plaintiffs in connection with the retiree benefits litigation. The settlement agreement was approved by the court on January 19, 2016. On February 17, 2016, certain plaintiff class members requested a 30-day extension to file an appeal, which the court denied today. Per the settlement agreement, we expect to make the cash settlement payment of approximately $33 million within the next ten business days. This will result in a one-time after-tax gain of approximately $12 million, which will be recorded in the first quarter of 2016.”

Mr. McNeely concluded, “While we enter 2016 facing a more competitive environment, we are well-positioned on several fronts. First, we have a diversified backlog of 9,840 units with full-year 2016 deliveries expected to be between 6,000 and 7,000 railcars. Second, given the challenged coal market and the completion of our coal car rebuild program, operations at our Danville, Illinois facility will be significantly curtailed, which will reduce our cost structure. Finally, with no debt and $117 million of cash and cash equivalents on our balance sheet at the end of 2015, we are well-situated to continue strategically investing in the Company’s future while delivering continued shareholder value through our cash dividend.”

In connection with the sale of the railcar repair and maintenance services business on September 30, 2015, the Company has changed its reporting segments. The Manufacturing segment continues to include the Company’s railcar manufacturing and leasing operations. The Company’s other operations are now included in the Corporate and Other segment, which includes the parts business, administrative activities and all other non-operating activities.

FOURTH QUARTER RESULTS

Consolidated revenues were $203.3 million in the fourth quarter of 2015 compared to $212.5 million in the same quarter of 2014. Specifically, Manufacturing segment revenues were $200.3 million on deliveries of 2,464 railcars in the fourth quarter of 2015, which included 1,692 new railcars, 672 rebuilt railcars and 100 railcars leased. This compares to Manufacturing segment revenues of $204.5 million on deliveries of 2,360 railcars in the fourth quarter of 2014, which included 1,260 new railcars and 1,100 rebuilt railcars. Parts sales revenues, which are now included in the Corporate and Other segment, were $3.0 million for the fourth quarter of 2015 compared to $2.5 million for the fourth quarter of 2014. During the fourth quarter of 2015, the Company recorded no revenues related to the railcar repair and maintenance services business as this business was sold on September 30, 2015. Revenues for the railcar repair and maintenance services business were $5.5 million for the fourth quarter of 2014.

Consolidated operating income was $16.1 million in the fourth quarter of 2015 compared to $7.4 million in the fourth quarter of 2014. This increase was primarily driven by a higher gross margin as a result of favorable pricing and amortization of state and local incentives received in 2015, partly offset by higher selling, general and administrative expenses, which increased to $11.2 million in the fourth quarter of 2015 from $9.0 million in the fourth quarter of 2014. The increase in selling, general and administrative expenses reflects higher legal costs associated with the settlement of the retiree benefits litigation and the ongoing patent litigation and increased incentive compensation expense as a result of higher Company earnings in 2015.

Cash, cash equivalents, marketable securities and restricted cash were $116.9 million as of December 31, 2015.

BACKLOG

Total manufacturing backlog was 9,840 units at December 31, 2015, compared to 14,791 units at December 31, 2014 and 12,237 units at September 30, 2015. Non-coal cars comprised 9,797 units, or 99.6% of the total backlog, at December 31, 2015, compared to 11,396 units, or 77% of the total backlog, at December 31, 2014 and 11,522 units, or 94% of the total backlog, at September 30, 2015.

FULL YEAR RESULTS

Consolidated revenues for the fiscal year ended December 31, 2015 were $772.9 million compared to $598.5 million in 2014. Manufacturing segment revenues were $745.7 million on deliveries of 8,980 railcars in 2015, which included 6,280 new railcars, 2,600 rebuilt railcars and 100 railcars leased. This compares to Manufacturing segment revenues of $562.7 million in 2014 on deliveries of 7,102 railcars, which included 3,937 new railcars, 3,090 rebuilt railcars and 75 railcars leased. Parts sales revenues were $9.9 million in 2015 compared to $15.9 million in 2014. Railcar repair and maintenance service business revenues were $17.2 million in 2015 compared to $19.9 million in 2014. For 2015, the Company recorded nine months of revenues related to the railcar repair and maintenance services business as this business was sold on September 30, 2015.

Consolidated operating income was $46.8 million in 2015 compared to $9.5 million in 2014 reflecting the increase in deliveries, favorable pricing and product mix, an improvement in operating efficiency and a reduction in Shoals start-up costs. Operating income in 2015 also included a pre-tax gain of $4.6 million related to the sale of the railcar repair and maintenance services business.

Net income in 2015 was $31.8 million, or $2.58 per diluted share, compared to $5.9 million, or $0.49 per diluted share, in 2014.

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The Company will host a conference call and live webcast on Tuesday, February 23, 2016 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2015 financial results. To participate in the conference call, please dial (800) 230-1766, Confirmation Number 386239. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast

Conference ID#: 386239

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call. An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 23, 2016 until 11:59 p.m. (Eastern Daylight Time) on March 23, 2016. To access the replay, please dial (800) 475-6701. The replay pass code is 386239. An audio replay of the call will be available on the Company’s website within two days following the earnings call.

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FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Danville, Illinois; Grand Island, Nebraska; Johnstown, Pennsylvania; and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

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FreightCar America, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2015	2014
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$83,068	$113,532
Restricted cash and restricted certificates of deposit	6,896	6,015
Marketable securities	26,951	47,961
Accounts receivable, net	39,708	4,086
Inventories, net	115,354	82,259
Inventory on lease	—	116
Other current assets	8,704	7,057
Deferred income taxes, net	—	12,139

Total current assets	280,681	273,165

Property, plant and equipment, net	42,596	43,239
Railcars available for lease, net	24,729	22,897
Goodwill	21,521	22,128
Deferred income taxes, net	34,722	21,553
Other long-term assets	2,655	2,270

Total assets	$406,904	$385,252

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$34,304	$34,010
Accrued payroll and employee benefits	8,303	6,462
Accrued postretirement benefits	405	409
Accrued warranty	9,239	8,742
Customer deposits and deferred revenue	8,615	43,977
Income taxes payable	4,180	121
Other current liabilities	7,511	4,604

Total current liabilities	72,557	98,325
Accrued pension costs	6,673	7,210
Accrued postretirement benefits, less current portion	72,497	73,474
Deferred income – state and local incentives, long-term	12,190	—
Accrued taxes and other long-term liabilities	7,876	7,548

Total liabilities	171,793	186,557

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	93,939	100,303
Treasury stock, at cost	(17,516)	(29,971)
Accumulated other comprehensive loss	(21,078)	(24,017)
Retained earnings	179,639	152,253

Total stockholders’ equity	235,111	198,695

Total liabilities and stockholders’ equity	$406,904	$385,252

FreightCar America, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands, except for share and per share data)
Revenues	$203,299	$212,464	$772,854	$598,518
Cost of sales	176,047	196,842	690,193	556,175

Gross profit	27,252	15,622	82,661	42,343
Selling, general and administrative expenses	11,190	9,021	41,663	35,317
Gain on sale of railcars available for lease	—	(750)	(1,187)	(1,403)
Gain on sale of railcar repair and maintenance services business and facility	—	—	(4,578)	(1,078)

Operating income	16,062	7,351	46,763	9,507

Interest expense and deferred financing costs	(59)	(223)	(243)	(1,077)
Other income (expense)	25	(6)	116	42

Income before income taxes	16,028	7,122	46,636	8,472
Income tax provision	4,374	2,316	14,831	2,568

Net income	$11,654	$4,806	$31,805	$5,904

Net income per common share – basic	$0.95	$0.40	$2.59	$0.49

Net income per common share – diluted	$0.94	$0.39	$2.58	$0.49

Weighted average common shares outstanding - basic	12,243,144	12,008,819	12,175,955	12,001,587

Weighted average common shares outstanding - diluted	12,248,387	12,147,416	12,217,755	12,103,520

Dividends declared per common share	$0.09	$0.06	$0.36	$0.24

FreightCar America, Inc.

Condensed Segment Data

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(In thousands)
Revenues:
Manufacturing	$200,316	$204,471	$745,723	$562,719
Corporate and Other	2,983	7,993	27,131	35,799

Consolidated revenues	$203,299	$212,464	$772,854	$598,518

Operating Income (Loss):
Manufacturing	$24,254	$13,566	$69,165	$32,150
Corporate and Other(1)	(8,192)	(6,215)	(22,402)	(22,643)

Consolidated operating income	$16,062	$7,351	$46,763	$9,507

(1)	The twelve-month period ended December 31, 2015 included a $4.6 million gain on sale of the Company’s railcar repair and maintenance services business. The twelve-month month period ended December 31, 2014 included a $1.1 million gain on sale of the Company’s closed repair and maintenance facility.

FreightCar America, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31,
	2015	2014
	(In thousands)
Cash flows from operating activities
Net income	$31,805	$5,904
Adjustments to reconcile net income to net cash flows used in operating activities:
Depreciation and amortization	10,028	10,069
Recognition of deferred income from state and local incentives	(1,415)	—
Gain on sale of railcars available for lease	(1,187)	(1,403)
Gain on sale of railcar repair and maintenance services business and facility	(4,578)	(1,078)
Deferred income taxes	(2,679)	1,991
Stock-based compensation expense recognized	2,183	2,084
Other non-cash items, net	1,465	996
Changes in operating assets and liabilities:
Accounts receivable	(38,398)	(52)
Inventories	(37,043)	(16,248)
Inventory on lease	116	16,839
Other assets	(1,642)	(1,142)
Accounts and contractual payables	137	16,379
Accrued payroll and employee benefits	2,033	2,465
Income taxes receivable/payable	6,374	(3,957)
Accrued warranty	497	1,785
Customer deposits and other liabilities	(34,802)	(48,757)
Accrued pension costs and accrued postretirement benefits	1,421	8,099

Net cash flows used in operating activities	(65,685)	(6,026)

Cash flows from investing activities

Restricted cash withdrawals	—	4,192
Restricted cash deposits	—	(1,017)
Purchase of restricted certificates of deposit	(2,165)	(1,410)
Maturity of restricted certificates of deposit	1,284	—
Purchase of securities held to maturity	(32,944)	(68,956)
Proceeds from maturity of securities	54,004	60,002
Proceeds from sale of property, plant and equipment and railcars available for lease	7,654	13,661
Proceeds from sale of railcar repair and maintenance services business and facility	17,589	2,124
Purchases of property, plant and equipment	(16,699)	(11,802)
Cost of railcars available for lease	(8,724)	—
State and local incentives received	15,733	—

Net cash flows provided by (used in) investing activities	35,732	(3,206)

Cash flows from financing activities

Stock option exercise	4,925	151
Employee stock settlement	(1,052)	(225)
Excess tax benefit from stock-based compensation	35	27
Cash dividends paid to stockholders	(4,419)	(2,896)
Reduction in customer advance for production of leased railcars	—	(19,799)

Net cash flows used in financing activities	(511)	(22,742)

Net decrease in cash and cash equivalents	(30,464)	(31,974)
Cash and cash equivalents at beginning of period	113,532	145,506

Cash and cash equivalents at end of period	$83,068	$113,532